Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated March 29, 2024)

Scilex Holding Company

Up to 71,459,469 Shares of Common Stock

Up to 11,003,988 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 5,490,617 Warrants

This prospectus supplement supplements the prospectus dated March 29, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 2 was filed with the Securities and Exchange Commission on March 27, 2024 and declared effective by the Securities and Exchange Commission on March 29, 2024. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 11,003,988 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 4,104,000 private placement warrants (the “Private Warrant Shares”) originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) (and a portion of which were subsequently transferred to Sorrento Therapeutics, Inc. (“Sorrento”) at no cost in connection with the Business Combination (as defined below)) (the “Private Warrants”) and (ii) 6,899,988 public warrants (the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of units of Vickers (the “Public Warrants” and together with the Private Warrants, the “Warrants”) at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers. As previously disclosed in prospectus supplement no. 16 to the Prospectus, filed with the Securities and Exchange Commission on October 6, 2023, Sorrento subsequently sold (a) 60,068,585 shares of Common Stock; (b) 29,057,097 shares of Series A Preferred Stock; and (c) warrants exercisable for 4,490,617 shares of Common Stock, in each case to us by delivery of such purchased securities to SCLX Stock Acquisition JV LLC, a Texas limited liability company (“SCLX JV”) and our indirect wholly-owned subsidiary, of which warrants exercisable for 4,000,000 shares of Common Stock were subsequently transferred by SCLX JV to Oramed Pharmaceuticals, Inc., a Delaware corporation (“Oramed”).

Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 71,459,469 shares (the “Resale Shares”) of our Common Stock, consisting of:

(i) up to 3,983,057 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Pei Wei Woo, Suneel Kaji and Steve Myint (collectively, the “Sponsors”), comprised of 3,450,000 shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers Vantage Corp. I at a purchase price of $0.007 per ordinary share) in connection with the Domestication and the Business Combination (each as defined below) and 533,057 shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $10.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;

(ii) up to 61,985,795 shares of Common Stock (the “Merger Shares”) issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $10.00 per share, of which 60,068,585 are now held by SCLX JV;

(iii) up to 4,104,000 Private Warrant Shares issuable to certain Selling Securityholders upon the exercise of the Private Warrants at an exercise price of $11.50 per share; and

(iv) up to 1,386,617 Public Warrant Shares issuable to certain Selling Securityholders upon the exercise of the Public Warrants at an exercise price of $11.50 per share; and

(b) the selling warrantholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 4,104,000 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant, of which 3,104,000 were transferred from the Sponsors to Sorrento at no cost in connection with the Business Combination), and 1,386,617 Public Warrants (which were acquired by Sorrento in open-market purchases at a weighted average purchase price of $0.3078 per Public Warrant). Sorrento subsequently transferred 4,490,617 warrants held by it to SCLX JV, of which 4,000,000 warrants were subsequently transferred by SCLX JV to Oramed and then subsequently repurchased by us from Oramed.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On October 4, 2024, the last reported sales price per share of our Common Stock was $0.98. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On October 4, 2024, the closing sale price per warrant of our Public Warrants was $0.27.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 14 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2024

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on September 20, 2024, Scilex Holding Company (the “Company”) and Oramed Pharmaceuticals Inc. (“Oramed”) entered into a letter agreement, (the “Letter Agreement”), pursuant to which the Company agreed to pay to Oramed $2,000,000 (the “Specified September Payment”) on September 23, 2024, which payment shall be applied as follows: (i) $1,700,000 of such payment shall be applied to the amortization payment due under the Tranche A Note on the March 21, 2025 and (y) $300,000 of such payment to purchase the Purchased Warrants (as defined in the Letter Agreement).

On October 2, 2024, the Company and Oramed entered into a Consent and Side Letter, pursuant to which Oramed agreed to extend the due date of the September 23, 2024 payment to October 7, 2024. Oramed has agreed to further extend such due date to October 8, 2024 to allow additional time to close the Company’s convertible debt financing that was announced earlier today.

The foregoing description of the Consent and Side Letter does not purport to be complete and is qualified in its entirety by reference to the Consent and Side Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Consent and Side Letter, dated October 2, 2024, by and between Scilex Holding Company and Oramed Pharmaceuticals, Inc.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President

Date: October 7, 2024

Exhibit 10.1

October 2, 2024

Scilex Holding Company

60 San Antonio Rd.

Palo Alto, CA 94303 Attn: Stephen Ma

VIA EMAIL

RE: Consent under Senior Secured Promissory Note (this “Consent Letter”)

Ladies and Gentlemen:

Reference is made to (i) that certain Securities Purchase Agreement, dated as of September 21, 2023 (the “SPA”), among Scilex Holding Company, a Delaware corporation (the “Company”), Oramed Pharmaceuticals Inc., a Delaware corporation (“Oramed”) as the initial purchaser, and Acquiom Agency Services LLC, a Colorado limited liability company, as agent, (ii) that certain Senior Secured Promissory Note, dated as of September 21, 2023 (the “Note”), issued by the Company to Oramed, as Holder (“Holder”), (iii) all related Transaction Documents, as defined in the SPA, and (iv) that certain Consent under Senior Secured Promissory Note, dated as of September 23, 2024, by and among the parties hereto (the “September 23 Consent”).

Section 1 Definitions. Capitalized terms used but not defined herein are used with the respective meanings assigned to them in the SPA or the Note, as applicable.

Section 2 Limited Consent.

(a) Notwithstanding any provision to the contrary in the SPA, the Note or any other Transaction Document, the Company and the Holder constituting all Holders under the Note hereby agree as follows:

The undersigned Holder hereby consents and agrees that, notwithstanding the requirements set forth in Section 2(e) of the Note or the September 23 Consent, to extend the due date of the $20,000,000 amortization payment originally due on September 21, 2024 (or, after application of the provisions of such Section with respect to Business Days, September 23, 2024) and thereafter extended pursuant to the September 23 Consent to September 30, 2024 and extended again via e-mail at 12:01 a.m. eastern on October 1, 2024 to 11:59 p.m. eastern on October 1, 2024 (the “Existing Due Date”) to, and such payment shall instead be due on, Monday, October 7, 2024 (the “Extended Due Date”). For the avoidance of doubt, the failure of the company to make such scheduled payment on the Existing Due Date shall not constitute an Event of Default.

(b) The foregoing limited consent (i) is a one-time consent, (ii) is expressly limited to the transactions described above in Section 2(a), (iii) shall not be deemed or otherwise construed to constitute a consent to any other transaction, whether or not similar to the transactions described above in Section 2(a) and (iv) shall not operate as a waiver of any right, power or remedy of the Agent or any Holder under the Note, any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver, release or modification of the Company’s or any Subsidiary’s obligations to comply with all terms and conditions of the Note and other Transaction Documents, except as expressly set forth herein. The Agent and the Holders have granted the limited consent set forth in Section 2(a) in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such consent shall not constitute a course of dealing or impair the Agent’s or any Holder’s right to withhold any similar consent in the future.

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Section 3 Affirmation.

(a) Except as specifically consented to pursuant to Section 2 hereof, the Company hereby expressly reaffirms, as of the date hereof, all its covenants and agreements contained in the Note and each Transaction Document and agrees that none of its covenants and agreements set forth in the Note or any other Transaction Document shall be reduced or limited by the execution and delivery of this Consent Letter.

(b) The Company (on behalf of itself and its Subsidiaries) hereby (i) affirms that each of the Liens granted in or pursuant to the Security Documents are valid and subsisting, and (ii) agrees that this Consent Letter and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Security Documents and such Liens continue unimpaired with the same priority to secure repayment of all Obligations in accordance with the Transaction Documents, whether heretofore or hereafter incurred.

Section 4 Miscellaneous.

(a) This Consent Letter is effective at 12:01 a.m. eastern on October 2, 2024.

(b) Section headings in this Consent Letter are included herein for convenience of reference only and shall not constitute a part of this Consent Letter for any other purposes.

(c) This Consent Letter may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Consent Letter or any other Transaction Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures hereto delivered by electronic transmission shall be deemed an original signature hereto.

(d) No waiver or modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed by all of the parties hereto or thereto.

(e) From and after the date on which this Consent Letter shall be effective, the term “Transaction Documents” in the Note and the other Note Documents shall include, without limitation, this Consent Letter and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(f) THE TERMS AND PROVISIONS OF SECTION 9(D) (GOVERNING LAW) OF THE NOTE ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY TO THIS CONSENT LETTER MUTATITIS MUTANDIS AS IF FULLY SET FORTH HEREIN.

(g) The Company has agreed to reimburse Holder upon the execution of this Consent Letter for its reasonable and documented out-of-pocket legal costs, fees and expenses actually incurred by the Holder in connection with this Consent Letter.

[Remainder of Page Intentionally Left Blank]

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Sincerely,

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron

Name: Nadav Kidron

Title: Chief Executive Officer, President

Address for Notice:

1185 Avenue of the Americas, Third Floor

New York, NY 10036 Attn: Josh Hexter

Email: nadav@oramed.com josh@oramed.com david@oramed.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Ehud Barak; James Gerkis;

Grant Darwin; Philip Kaminski

E-mail: ebarak@proskauer.com; jgerkis@proskauer.com;

gdarwin@proskauer.com; pkaminski@proskauer.com

[Signature Page to Consent Letter]

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer; President

960 San Antonio Rd. Palo Alto, CA 94303 Attention: Stephen Ma Telephone: (408) 891-8341 Email: sma@scilexholding.com with a copy to (which shall not constitute notice) to:

Paul Hastings LLP 1117 S. California Avenue Palo Alto, CA 94304 Attention: Elizabeth Razzano Telephone: (650) 320-1895 Email: elizabethrazzano@paulhastings.com

[Signature Page to Consent Letter]